Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

December 5, 2011

Transocean Ltd.

Chemin de Blandonnet 10

1214 Vernier

Switzerland

Transocean Inc.

70 Harbour Drive

Grand Cayman KY1-1003

Cayman Islands

Ladies and Gentlemen:

As set forth in a Registration Statement on Form S-3 (Registration No. 333-169401) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Transocean Ltd., a Swiss corporation (“Transocean-Switzerland”), and Transocean Inc., a Cayman Islands exempted company (“Transocean-Cayman”), under the Securities Act of 1933, as amended (the “Act”), relating to (i) shares of Transocean-Switzerland, currently par value CHF 15.00 per share (the “Shares”), (ii) Transocean-Cayman’s unsecured debt securities (the “Debt Securities”), (iii) guarantees of the Debt Securities by Transocean-Switzerland and (iv) warrants (the “Warrants”) to purchase Debt Securities, Shares or other securities to be issued and sold by Transocean-Switzerland or Transocean-Cayman from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Notes and Guarantees (as defined below) are being passed upon for you by us.

The Registration Statement has been filed with the Commission and became effective upon filing.  A related prospectus dated September 16, 2010 and prospectus supplement dated November 30, 2011 relating to the Notes (as defined below) (collectively, the “Prospectus”) have been filed by Transocean-Cayman and Transocean-Switzerland with the Commission pursuant to Rule 424(b)(5) under the Act.

On November 30, 2011, Transocean-Switzerland and Transocean-Cayman entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Mitsubishi UFJ Securities (USA), Inc., as representatives of the several underwriters (collectively, the “Underwriters”), providing for the issuance and sale by Transocean-Cayman to the Underwriters of (i) $1,000,000,000 aggregate principal amount of Transocean-Cayman’s 5.050% Senior Notes due 2016 (the “2016 Notes”), (ii) $1,200,000,000 aggregate principal amount of Transocean-Cayman’s 6.375% Senior Notes due 2021 (the “2021 Notes”) and (iii) $300,000,000 aggregate principal amount of Transocean-Cayman’s 7.350% Senior Notes due 2041 (the “2041 Notes” and, together with the 2016 Notes and the 2021 Notes, the “Notes”), all to be fully and unconditionally guaranteed (the “Guarantees”) by Transocean-Switzerland, as guarantor.

In our capacity as your counsel in the connection referred to above, we have examined (i) the Articles of Incorporation and Organizational Regulations of Transocean-Switzerland and the Amended and Restated Articles of Association and Memorandum of Association of Transocean-Cayman; (ii) the Indenture dated December 11, 2007 between Transocean-Cayman and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as filed as Exhibit 4.1 to the Registration Statement, as supplemented by the Third Supplemental Indenture thereto among Transocean-Switzerland, Transocean-Cayman and the Trustee filed as Exhibit 4.2 to the Registration Statement (the “Indenture”), pursuant to which the senior Debt Securities may be issued; (iii) the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) in the form of Exhibit 4.3 to the Current Report on Form 8-K, pursuant to which the Notes will be issued; (iv) the Underwriting Agreement; (v) the Prospectus; and (vi) the originals, or copies certified or otherwise identified, of corporate records of each of Transocean-Switzerland and Transocean-Cayman, certificates of public officials and of representatives of each of Transocean-Switzerland and Transocean-Cayman, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

In making our examination, we have assumed the due execution and delivery of the Fifth Supplemental Indenture, and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

The Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of both the Indenture and the Fifth Supplemental Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of Transocean-Cayman, and the Guarantees will constitute legal, valid and binding obligations of Transocean-Switzerland, enforceable against Transocean-Cayman and Transocean-Switzerland, respectively, in accordance with their respective terms, except as the enforceability thereof is subject to the effect of (A) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and (B) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We have relied as to matters of Swiss law upon the opinion of Homburger AG filed as Exhibit 5.2 to this Current Report on Form 8-K.  We have relied as to matters of Cayman

Islands law upon the opinion of Ogier filed as Exhibit 5.3 to this Current Report on Form 8-K.  This opinion is limited to the laws of the State of New York and applicable federal laws of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.